Green & Frost, Inc.
Certified Public Accountants

December 3, 1998

Securities & Exchange Commission
450 Fifth Street N.W.
Washington, D.C.


Re:  Holloman Corporation
File No.  333-58987


Gentlemen:

We have reviewed the disclosure in Amendment No. 2 to the Holloman Corporation Registration Statement referred to above regarding our not being retained as auditors of Holloman Construction Company for the audit of the fiscal year ended November 1, 1997. We agree with the statements set forth in the Registration Statement.

Very truly yours,

Green & Frost, Inc.


By:           /S/ Paul Frost, CPA

                   Paul Frost, CPA
                                 Vice-President


6010 Highway 191, Suite 250
           P.O. Box 12187
Telephone (915) 367-3911
   Odessa, Texas 79768


   Members of The American Institute of Certified Public
                                   Accountants